SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 7, 2006
Date of Report (Date of earliest event reported)

Frontier Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	033-05384	87-0443026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2413 Morocco Avenue, North Las Vegas, Nevada 89031
(address of principal executive offices)(Zip Code)

(800) 914-1405
(Registrant’s telephone number, including area code)

Item 3.02 Unregistered Sales of Equity Securities

See discussion under Item 5.02 below.

Item 5.02 Appointment of Principal Officers

On February 17, 2006, the registrant (the "Company") entered into an employment agreement with Robert Genesi whereby Mr. Genesi will serve as the CEO of the Company. The term ("Term") of employment is from February 15, 2006 through March 31, 2008. The Term may be extended beyond March 31, 2008, upon the mutual agreement of the parties and may be terminated prior to March 31, 2008, upon the occurrence of certain conditions. Mr. Genesi will be paid an annual salary of $48,000. He will also receive 700,000 common shares of the Company which will vest monthly over 24 months. The shares are also subject to a lock agreement pursuant to which none of the shares may be sold prior to February 17, 2008.

Mr. Genesi has in excess of 25 years of operating experience in senior and corporate level positions with a variety of major technology firms and holds five patent designs. Prior to co-founding the Company, Mr. Genesi served as the president and CEO of IData Corporation, a company that develops superior linear storage products for the fastest growing segment of the storage business. Prior to IData, Mr. Genesi served as the president and CEO of DAS Devices from 1997 to 1998 and raised over $54,000,000 in financings for the DAS in addition to selling the head manufacturing company to Applied Magnetics Corporation. Mr. Genesi has been involved in many different areas during his career, including production, finance, marketing, and human resources. Mr. Genesi is an engineer by training.

On February 17, 2006, the registrant (the "Company") entered into an employment agreement with Jeffery A. Cocks whereby Mr. Cocks will serve as the Chief Operating Officer of the Company. The term ("Term") of employment is from February 15, 2006 through March 31, 2008. The Term may be extended beyond March 31, 2008, upon the mutual agreement of the parties and may be terminated prior to March 31, 2008, upon the occurrence of certain conditions. Mr. Cocks will be paid an annual salary of $48,000. He will also receive 650,000 common shares of the Company which will vest monthly over 24 months. The shares are also subject to a lock agreement pursuant to which none of the shares may be sold prior to February 17, 2008.

Mr. Cocks has a financial, operational and administrative background, having close to twenty years experience with junior resource companies. Mr. Cocks has managed various multi-million dollar exploration programs throughout the world for several junior resource companies. From 1998 through 2002 and again in 2004 and 2005, he was an integral part of the Adrian Resources team that discovered and developed the Petaquilla Deposit in the Republic of Panama. Mr. Cocks is currently a director and former COO of Northern Star Mining Corp., a Canadian exploration company. Mr. Cocks also consults for a number or private and publicly traded companies.

On February 17, 2006, the registrant (the "Company") entered into an employment agreement with Kevin Tattersall whereby Mr. Tattersall will serve as the Chief Exploration Officer of the Company. The term ("Term") of employment is from February 15, 2006 through March 31, 2008. The Term may be extended beyond March 31, 2008, upon the mutual agreement of the parties and may be terminated prior to March 31, 2008, upon the occurrence of certain conditions. Mr. Tattersall will be paid an annual salary of $48,000. He will also receive 650,000 common shares of the Company which will vest monthly over 24 months. The shares are also subject to a lock agreement pursuant to which none of the shares may be sold prior to February 17, 2008.

Mr. Tattersall has over 25 years of experience in the resource exploration business with the last 10 years being focused on the oil and gas industry. Mr. Tattersall's resource exploration experience began in the late seventies where he worked for many years in the field as a geophysical/geochemical exploration consultant for various mining companies. His duties included applying magnetic and induced polarization field surveys along with intensive soil geochemistry sampling programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER ENERGY CORP

Date: March 7, 2006	By:	/s/ Robert Genesi
Robert Genesi
Chief Executive Officer